INVESTMENT SUB-ADVISORY AGREEMENT


	AGREEMENT effective as of the 19th day of November, 2007 by and among Old Mutual Capital, Inc.
(the "Adviser"), Provident Investment Counsel, Inc. (the
"Sub-Adviser"), and Old Mutual Advisor Funds, a Delaware statutory trust (the "Trust").

       WHEREAS, the Trust is registered as an open-end management investment company under the Investment
Company Act of 1940, as amended (the "1940 Act");

	WHEREAS, pursuant to the Investment Advisory
Agreement dated July 17, 2007 between the Adviser and the Trust, the Adviser acts as investment adviser for the Old Mutual Provident Mid-Cap Growth Fund (the "Fund");
and

	WHEREAS, the Adviser and the Trust each desire to retain the Sub-Adviser to provide investment advisory services to the Trust in connection with the management of all of the assets of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

	NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	(a)	Subject to supervision and oversight by the
Adviser and the Trust's Board of Trustees, the Sub-Adviser shall manage (i) the investment operations of the Fund, and
(ii) the composition of the Fund's investment portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

             (1)	The Sub-Adviser shall provide
supervision of the Fund's investments and determine from time to time what investments and securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested in cash.

             (2)		In the performance of its duties and
obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust's Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees and will conform and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

             (3)	The Sub-Adviser shall determine the
securities to be purchased or sold with respect to the Fund and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in such Fund's Registration Statement (as defined herein) and Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with federal securities laws. In providing the Fund with investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party. It is understood that it is desirable for the Fund that the Sub-Adviser have access to (i) supplemental investment and market research and (ii) security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities on behalf of the Fund with brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

			On occasions when the Sub-Adviser
deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund in question and to such other clients.

		(4)	The Sub-Adviser at its expense will
make available to the Trustees of the Fund and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Fund and to consult with the Trustees of the Fund and Adviser regarding the Fund's investment affairs, including economic, statistical and investment matters related to the Sub-Adviser's duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Trust.

             (5)	In accordance with procedures
adopted by the Trustees of the Fund, as amended from time to time, the Sub-Adviser is responsible for assisting in the fair valuation of all Fund securities. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or Trust's administrator not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Fund at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Fund's net asset value per share.

             (6)	The Sub-Adviser at its expense will
provide the Adviser and/or the Trust's Chief Compliance
Officer with such compliance reports relating to its duties under this Agreement as may be requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the
1940 Act) that it is or should be aware of or of any material violation of the Sub-Adviser's compliance policies and procedures that pertain to the Fund, as well as any change in portfolio manager(s) of the Fund.
             (7)	Unless otherwise directed by the
Adviser or the Trust's Board of Trustees, the Sub-Adviser
will vote all proxies received in accordance with the Trust's proxy voting policy or, if the Sub-Adviser has a proxy voting policy approved by the Trust's Board of Trustees, the Sub-Adviser's proxy voting policy. The Adviser shall instruct the Fund's custodian to forward or cause to be forwarded to the Sub-Adviser all relevant proxy solicitation materials. The Sub-Adviser shall maintain and shall forward to the Fund or its designated agent such proxy voting information as is necessary for the Fund to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.
             (8)	The Sub-Adviser represents and
warrants that it has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Investment
Advisers Act of 1940 and has provided the Adviser and the Trustees of the Fund a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption.  Upon request of the Adviser,
but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser's last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser's code of ethics are reasonably designed to prevent "access persons" from
violating the code of ethics.
             (9)	The Sub-Adviser will review draft
reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on
a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Trust's Principal Executive Officer and Principal Accounting Officer.
             (10)	The Sub-Adviser shall maintain all
books and records with respect to the Fund's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9),
(10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trust's Board of Trustees such periodic and special reports as the Trust's Board of Trustees may reasonably request.

             (11)	The Sub-Adviser shall provide the
Fund's custodian on each business day with information relating to all transactions concerning the Fund's assets and shall provide the Adviser with such information upon request of the Adviser.

             (12)	(a)	The investment management
services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

                    (b)	Services to be furnished by
the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's officers or employees.

                    (c)	The Sub-Adviser shall keep
the Fund's books and records required to be maintained by the Sub-Adviser pursuant to paragraph 1(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) of this Agreement.

2.	The Adviser shall continue to have responsibility for
all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

3.	The Adviser has delivered to the Sub-Adviser copies
of each of the following documents and will deliver to it all future amendments and supplements, if any:

       (a)	Certified resolutions of the Trust's Board of
Trustees authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

       (b)	Registration Statement under the 1940 Act
and the Securities Act of 1933, as amended on Form N-1A
(the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Fund and shares of the Fund's beneficial shares, and all amendments thereto; and

       (c)	Prospectus of the Fund.

4.	For the services to be provided by the Sub-Adviser
pursuant to this Agreement for the Fund, the Adviser will pay to the Sub-Adviser as full compensation therefore: a sub-advisory fee as set forth in Schedule A hereto (net of 50% of any waivers, reimbursement payments, supermarket fees and alliance fees waived, reimbursed, or paid by the Adviser). This fee will be paid to the Sub-
Adviser from the Adviser's advisory fee from the Fund.
This fee will be computed daily and paid to the Sub-Adviser monthly.

       To the extent that the Adviser is reimbursed by the Trust for any waived fees or reimbursed expenses pursuant to the terms of a separate expense limitation agreement
between the Trust and the Adviser, the Adviser will pay to
the Sub-Adviser its pro-rata share of any such reimbursed
amount.
5.	The Sub-Adviser shall not be liable for any error of
judgment or for any loss suffered by the Fund or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

6.	This Agreement shall continue in effect for a period
of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act provided, however, that this Agreement may be terminated (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days' written notice to the other parties. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 6, the terms
"assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the Commission under the 1940 Act.

7.	Nothing in this Agreement shall limit or restrict the
right of any of the Sub-Adviser's partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8.	During the term of this Agreement, the Adviser
agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Fund, the Trust or the public that refers to the Sub-Adviser or its clients in any way prior to use thereof and not to use material if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed upon) after receipt thereof. The Sub-Adviser's right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Sub-Adviser by first-class mail, electronic mail or overnight delivery service, facsimile transmission equipment or hand delivery.

9.	No Trustee or Shareholder of the Trust shall be
personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

10.	No provisions of this Agreement may be changed,
waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of the Fund.

11.	This Agreement shall be governed by the laws of
the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12.	This Agreement embodies the entire agreement and
understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

13.	Should any part of this Agreement be held invalid by
a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.	Any notice, advice or report to be given pursuant to
this Agreement shall be delivered or mailed:

	To the Adviser at:

		Old Mutual Capital, Inc.
		4643 South Ulster Street, Suite 600
		Denver, CO 80237
		Attention:  President

	To the Sub-Adviser at:

		Provident Investment Counsel, Inc.
		300 North Lake Avenue, Penthouse Suite
		Pasadena, California 91101-4106
		Attention:  President

	To the Trust or the Fund at:

		Old Mutual Advisor Funds
		4643 South Ulster Street, Suite 600
		Denver, CO 80237
		Attention:  President

14.		Where the effect of a requirement of the 1940 Act
reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15.		As required by certain exemptive rules under the
1940 Act, the Sub-Adviser is prohibited from consulting with the entities listed below concerning transactions for the Fund in securities or other assets:

(a)	other sub-advisers to the Fund;
(b)	other sub-advisers to a series of the Trust;
and
(c)	other sub-advisers to a portfolio under
common control with the Fund.




	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.


OLD MUTUAL CAPITAL, INC.	OLD MUTUAL ADVISOR FUNDS


By:  /s/ Mark E. Black					By:  /s/ Julian F. Sluyters

Name:	Mark E. Black					Name: Julian F. Sluyters
Title: Chief Financial Officer				Title: President
Date:  11-19-07 					Date:  11-19-07



PROVIDENT INVESTMENT COUNSEL, INC.


By:  /s/ Aaron W.L. Eubanks, Sr.

Name: Aaron W.L. Eubanks, Sr.
Title: Managing Director, COO, and CCO
Date:  11-19-07


SCHEDULE A

TO INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN
OLD MUTUAL ADVISOR FUNDS, OLD MUTUAL CAPITAL, INC.
AND PROVIDENT INVESTMENT COUNSEL, INC.


       Pursuant to Section 4 of this Agreement, the Adviser shall pay the Sub-Adviser, at the end of each calendar month, compensation computed daily at an annual rate of the Fund's average daily net assets based on the following schedule:


Fund

Sub-Advisory
Fee*
Asset Level
Old Mutual Provident Mid-Cap Growth
Fund
0.60%
0.585%
0.57%

Less than $500 million
$500 million to less than $1 billion
$1 billion or greater


* Net of 50% of any waivers, reimbursement payments, supermarket fees and alliance fees waived, reimbursed, or paid by the Adviser.





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